Exhibit 23.2

To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement ofTianci International, Inc. on Form S-1 of our report dated November 1, 2024, on our audit of the financial statements as of July 31, 2024, for the year then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

We also consent to the references to us under the headings "Experts" in such Registration Statement.

Very truly yours,

/s/ Bush & Associates

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

November 1, 2024

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com